PARAGON TRADE BRANDS, INC.
                           SUBSIDIARIES OF THE COMPANY



               SUBSIDIARY                  JURISDICTION OF INCORPORATION
               ----------                  -----------------------------
Paragon Trade Brands (Canada) Inc.                 Canada
Paragon Trade Brands FSC, Inc.                     U.S. Virgin Islands
Changing Paradigms, Inc.                           State of Ohio
PTB International, Inc.                            State of Delaware
  Paragon-Mabesa International, S.A. de C.V. (49%) Mexico
PTB Acquisition Sub, Inc.                          State of Delaware